On February 11, 2000 a special meeting of shareholders was held to Consider various plans of reorganization between the ISG Funds and The AmSouth Funds. The Plan of Reorganization provided that each
ISG Fund transfer all of its assets to the corresponding AmSouth
Fund, as listed in the chart below, in return for Trust or Class A or Class B Shares (collectively "Shares") of such AmSouth Fund and
The assumption by such AmSouth Fund of all of the liabilities of such ISG Fund. After the Transfer, Shares of the corresponding AmSouth
Fund were distributed to the ISG Fund's shareholders tax-free in Liquidation of such ISG Fund. As a result of these transactions, your ISG Fund share, in effect, would be exchanged at their net asset value and on a tax-free basis for Shares of such AmSouth Fund. All ISG
Fund shareholders received shares of the AmSouth Class (Class A, Class B or Trust Class) that corresponds to the class of ISG Fund shares ("ISG Shares") they held. Each AmSouth Fund listed below as a "New AmSouth Fund" recently has been organized for the purpose of continuing the investment operations of the corresponding ISG Fund, and has no assets or prior history of investment operations. The merger took place on March 13, 2000.

ISG Funds					New AmSouth Funds
International Equity				International Equity
Mid-Cap Fund					Mid Cap Fund
Capital Growth Fund				Capital Growth
Large-Cap Equity Fund				Large Cap Fund
Limited Term U.S.Government Fund		Limited Term U.S. Government Fund
Tennessee Tax-Exempt Fund			Tennessee Tax-Exempt Fund
Limited Term Tennessee Tax-Exempt Fund		Limited Term Tennessee Tax-Exempt Fund
Treasury Money Market Fund			Treasury Reserve Money Market Fund
Aggressive Growth Portfolio			Aggressive Growth Portfolio
Growth Portfolio					Growth Portfolio
Growth & Income Portfolio			Growth & Income Portfolio
Moderate Growth & Income Portfolio		moderate Growth & Income Portfolio
Current Income Portfolio				Current Income Portfolio

ISG Funds					Pre-Existing AmSouth Funds
Small-Cap Opportunity Fund			Small Cap Fund
Equity Income Fund				Equity Income Fund
Income Fund					Bond Fund
Government Income Fund				Government Income Fund
Limited Term Income Fund			Limited Term Bond Fund
Municipal Income Fund				Municipal Bond Fund
Prime Money Market Fund			Prime Money Market Fund
Tax-Exempt Money Market Fund			Tax-Exempt Money Market